Exhibit 3(d)(i)

HE 127628	HE 44
THE COMPANIES LAW, CAP, 113
Section 15(1)
CERTIFICATE OF INCORPORATION
IT IS HEREBY CERTIFIED that,
SRA TECHNOLOGIES CYPRUS LIMITED
has this day been incorporated under the Companies Law, Cap. 113 as a Limited Liability Company.
Given under my hand in Nicosia on the 5th of February, 2002
(Sod.) S. PAPAIOANNOU
Registrar of Companies

TRANSLATED TRUE COPY

/s/ ELENI KOUZOULI
ELENI KOUZOULI
for Registrar of Companies
5 February, 2002